UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 22, 2015

CESCA THERAPEUTICS INC.

(Exact name of registrant as specified in its charter)

Delaware	000-16375	94-3018487
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2711 Citrus Road

Rancho Cordova, California 95742

(Address and telephone number of principal executive offices) (Zip Code)

(916) 858-5100

(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement

As previously disclosed on January 7, 2014, Cesca Therapeutics Inc. (the “Company”) entered into a Fourth Amended and Restated Technology License and Escrow Agreement on December 31, 2013 with CBR Systems, Inc. (“CBR”). On October 22, 2015, the Company entered into a Fifth Amended and Restated Technology License and Escrow Agreement with an effective date of September 30, 2015 (the “Fifth Amended and Restated Agreement”), which amends and restates in its entirety the Fourth Amended and Restated Technology and License Agreement. The Fifth Amended and Restated Agreement, among other things, amends the conditions of default.

The foregoing description of the Fifth Amended and Restated Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Fifth Amended and Restated Agreement, which is filed as Exhibit 10.1 hereto and is incorporated herein by reference.

Item  5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 23, 2015, Michael Bruch, age 50, was named as Chief Financial Officer of the Company. Since May 9, 2015, Mr. Bruch served as interim Chief Financial Officer, and he has served as the Controller of the Company since 2003. Following Mr. Bruch’s appointment as Chief Financial Officer, he will continue serving in his role as Controller. Mr. Bruch has over 25 years of accounting experience in various financial and managerial roles for General Electric, Dade MicroScan (now Siemens Healthcare), ThermoGenesis and Cesca Therapeutics. Mr. Bruch is a Certified Public Accountant and graduated with honors from California State University, Sacramento with a Bachelor of Science degree in business administration.

In connection with Mr. Bruch’s appointment as Chief Financial Officer, he and the Company entered into an Executive Employment Agreement (the “Agreement”). Pursuant to the terms of the Agreement, Mr. Bruch is entitled to receive an annual base salary of $225,000. Mr. Bruch is also eligible to receive a certain percentage of his base salary as bonus compensation based on achievement of certain annual performance objectives at the discretion of the Compensation Committee of the Company’s Board of Directors. The initial target percentage is 30%; however, the actual percentage may be amended by the Compensation Committee. In event that Mr. Bruch’s employment is terminated by the Company without Cause or he resigns for Good Reason, he will be entitled to receive nine months of base salary in effect as of the termination date and six months of accelerated vesting on all outstanding options to acquire the Company’s common stock and restricted common stock awards. If Mr. Bruch’s employment is terminated by the Company without Cause or he resigns for Good Reason, in each case, within three months prior to or one year following certain changes in control of the Company, he will be entitled to receive a lump-sum cash payment equal to twelve months of base salary in effect as of the termination date, a lump-sum cash payment equal to his most recently established annual short-term incentive target award and full acceleration of vesting on all outstanding options to acquire the Company’s common stock and restricted common stock awards. The Company has also granted Mr. Bruch options to purchase 50,000 shares of common stock that vest ratably every six months over a three year period.

The foregoing description of the Agreement does not purport to be complete and is qualified in its entirety by reference to the complete text of the Agreement, which is filed as Exhibit 10.2 hereto and is incorporated herein by reference.

Mr. Bruch and the Company have not engaged in any related party transactions. Mr. Bruch has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

Item 7.01.     Regulation FD Disclosure

On October 26, 2015, the Company issued a press release announcing the appointment of Michael Bruch as Chief Financial Officer of the Company. A copy of the press release is furnished herewith as Exhibit 99.1.

The information contained in this Item 7.01 and in Exhibit 99.1 attached to this report is being furnished to the Securities and Exchange Commission and shall not be deemed “filed” for purposes of Section 18 of the Exchange Act, or otherwise subject to the liabilities of that Section, or incorporated by reference in any filing under the Exchange Act or the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01. Financial Statements and Exhibits.

(a) Not Applicable.

(b) Not Applicable.

(c) Not Applicable.

(d) Exhibits

Exhibit	Description

10.1	Fifth Amended and Restated Technology License and Escrow Agreement, dated October 23, 2015

10.2	Executive Employment Agreement for Michael Bruch

99.1	Press release dated October 26, 2015, titled “Michael Bruch Appointed Chief Financial Officer of Cesca Therapeutics”

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Cesca Therapeutics Inc.
a Delaware Corporation

Dated: October 28, 2015	/s/ Robin Stracey
Robin Stracey
Chief Executive Officer

Exhibit Index

Exhibit	Description

10.1	Fifth Amended and Restated Technology License and Escrow Agreement, dated October 23, 2015

10.2	Executive Employment Agreement for Michael Bruch, dated October 25, 2015

99.1	Press release dated October 26, 2015, titled “Michael Bruch Appointed Chief Financial Officer of Cesca Therapeutics”